As filed with the Securities and Exchange Commission on May 21, 2013 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Blue Nile, Inc.
(Exact name of registrant as specified in its charter)

Delaware	91-1963165
(State of Incorporation)	(I.R.S. Employer Identification No.)

411 First Avenue South, Suite 700, Seattle, WA 98104
(Address of principal executive offices and zip code)

2013 Equity Incentive Plan
(Full title of the plan)
David Binder
Chief Financial Officer
Blue Nile, Inc.
411 First Avenue South, Suite 700
Seattle, WA 98104
Tel: (206) 336-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Peinsipp
Cooley LLP
101 California Street
5th Floor
San Francisco, CA 94111
(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act:

Large accelerated filer ☐		Accelerated filer ☒
Non‑accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share, to be issued under the 2013 Equity Incentive Plan	3,314,901 shares	$32.23	$106,839,259	$14,573
(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of common stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant's outstanding common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of Registrant's common stock as reported on the NASDAQ Stock Market LLC on May 14, 2013. The chart below details the calculations of the registration fee:

Securities	Number of Shares of Common Stock	Offering Price Per Share	Aggregate Offering Price/Registration Fee
Common Stock, $0.001 par value per share, issuable upon the exercise of outstanding options and release of restricted stock units originally granted under the Blue Nile, Inc. 2004 Equity Incentive Plan*	2,157,604	$32.23 (2)	$69,539,577
Common Stock, $0.001 par value per share, issuable upon the exercise of outstanding options originally granted under the Blue Nile, Inc. Third Amended and Restated 2004 Non-Employee Directors' Stock Option Plan*	131,813	$32.23 (2)	$4,248,333
Common Stock, $0.001 par value per share, issuable upon the exercise of outstanding options originally granted under the Blue Nile, Inc. 1999 Equity Incentive Plan*	25,484	$32.23 (2)	$821,349
Common Stock, $0.001 par value per share, reserved for future grant under the Blue Nile, Inc. 2013 Equity Incentive Plan	1,000,000	$32.23 (2)	$32,230,000
Proposed Maximum Aggregate Offering Price			$106,839,259
Registration Fee			$14,573

*
Pursuant to the terms of the 2013 Equity Incentive Plan, any shares subject to outstanding options and restricted stock units originally granted under this plan that expire or terminate for any reason prior to exercise or settlement shall immediately become available for issuance pursuant to stock awards granted under the 2013 Equity Incentive Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering the offering and sale of up to 3,314,901 shares of the Registrant's common stock that are or that may become issuable pursuant to the Registrant's 2013 Equity Incentive Plan (the “2013 Plan”). The shares of the Registrant's Common Stock that are or that may become issuable pursuant to the 2013 Plan include 2,314,901 shares subject to outstanding options originally granted under the Registrant's Blue Nile, Inc. 2004 Equity Incentive Plan, the Blue Nile, Inc. Third Amended and Restated 2004 Non-Employee Directors' Stock Option Plan or the Blue Nile, Inc. 1999 Equity Incentive Plan (together, the “Prior Equity Plans”) that may become available for issuance pursuant to the 2013 Plan as shown in and described in the Calculation of Registration Fee table above. The offering of the shares of the Registrant's Common Stock underlying the outstanding options originally granted under the Prior Plans was previously registered on the Registrant's Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission on May 20, 2004 (File No. 333-115700), April 8, 2005 (File No. 333-123962), March 20, 2006 (File No. 333-132588), March 16, 2007 (File No. 333-141379), February 28, 2008 (File No. 333-149444), March 6, 2009 (File No. 333-157734), February 25, 2010 (File No. 333-165067), February 28, 2011 (File No. 333-172526), and February 27, 2012 (File No. 333-179741).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 2012 filed with the Commission on February 25, 2013 (the “2012 Form 10-K”);

•	the information specifically incorporated by reference into the 2012 Form 10-K from the Registrant's definitive proxy statement on Schedule 14A, filed with the Commission on April 10, 2013;

•	the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the Commission on May 7, 2013;

•	the Registrant's Current Reports on Form 8-K, filed with the Commission on February 1, 2013, February 8, 2013, February 12, 2013, May 2, 2013 and May 15, 2013; and

•
the description of the Registrant's common stock set forth in its registration statement on Form 8-A, filed with the Commission on May 15, 2004, including any further amendments thereto or reports filed for the purposes of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant's certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director's duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These provisions do not limit or eliminate the Registrant's rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.
As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's bylaws require the Registrant to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware law. The Registrant may expand the extent of such indemnification by individual contracts with the Registrant's directors and executive officers. Further, the Registrant may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by the Registrant's board of directors.
The Registrant has entered into indemnity agreements with each of its current directors and its executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of the Registrant's directors, officers or employees for which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant has the power to indemnify its other officers, employees and other agents, as permitted by Delaware law, but the Registrant is not required to do so.
The Registrant has a directors' and officers' insurance and Registrant reimbursement policy. The policy insures the Registrant's directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to any offerings pursuant to this registration statement.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of Blue Nile, Inc.
4.2(2)	Amended and Restated Bylaws of Blue Nile, Inc.
4.3(3)	Specimen Stock Certificate.
5.1	Opinion of Cooley LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney is contained in the signature pages to this Registration Statement.
99.1.1(4)	Blue Nile, Inc. 2013 Equity Incentive Plan.
99.1.2(4)	Form of Option Agreement pursuant to the 2013 Equity Incentive Plan.
99.1.3(4)	Form of Stock Option Grant Notice-Employee pursuant to the 2013 Equity Incentive Plan.
99.1.4(4)	Form of Stock Option Grant Notice-Non-Employee Director pursuant to the 2013 Equity Incentive Plan.
99.1.5(4)	Form of Restricted Stock Unit Grant Notice-Employee under the Blue Nile, Inc. 2013 Equity Incentive Plan.
99.1.6(4)	Form of Restricted Stock Unit Grant Notice-Non-Employee Director under the Blue Nile, Inc. 2013 Equity Incentive Plan.
99.1.7(4)	Form of Restricted Unit Award Agreement under the Blue Nile, Inc. 2013 Equity Incentive Plan.
_________________________________________

(1)
Previously filed as Exhibit 3.1 to Blue Nile, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2004 (No. 000-50763), as filed with the Securities and Exchange Commission on August 6, 2004, and incorporated by reference herein.

(2)
Previously filed as Exhibit 3.2 to Blue Nile, Inc.'s Current Report on Form 8-K (No. 000-50763), as filed with the Securities and Exchange Commission on November 9, 2009, and incorporated by reference herein.

(3)
Previously filed as Exhibit 4.2 to Blue Nile, Inc.'s Registration Statement on Form S-1/A (No. 333-113494), as filed with the Securities and Exchange Commission on May 4, 2004, as amended, and incorporated by reference herein.

(4)	Filed herewith.

Item 9. Undertakings.
1.    The undersigned Registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.
(b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 21, 2013.

Blue Nile, Inc.

By: /s/ David Binder
David Binder
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Harvey Kanter and David Binder, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Harvey Kanter	Chief Executive Officer, President, and Director (Principal Executive Officer)	May 17, 2013
Harvey Kanter

/s/ David Binder	Chief Financial Officer (Principal Financial Officer)	May 21, 2013
David Binder

/s/ Mark C. Vadon	Chairman of the Board of Directors	May 20, 2013
Mark C. Vadon

/s/ Chris Bruzzo	Director	May 20, 2013
Chris Bruzzo

/s/ W. Eric Carlborg	Director	May 16, 2013
W. Eric Carlborg

/s/ Leslie Lane	Director	May 17, 2013
Leslie Lane

/s/ Michael Potter	Director	May 17, 2013
Michael Potter

/s/ Steve Scheid	Director	May 20, 2013
Steve Scheid

/s/ Mary Alice Taylor	Director	May 16, 2013
Mary Alice Taylor

EXHIBITS

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of Blue Nile, Inc.
4.2(2)	Amended and Restated Bylaws of Blue Nile, Inc.
4.3(3)	Specimen Stock Certificate.
5.1	Opinion of Cooley LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney is contained in the signature pages to this Registration Statement.
99.1.1(4)	Blue Nile, Inc. 2013 Equity Incentive Plan.
99.1.2(4)	Form of Option Agreement pursuant to the 2013 Equity Incentive Plan.
99.1.3(4)	Form of Stock Option Grant Notice-Employee pursuant to the 2013 Equity Incentive Plan.
99.1.4(4)	Form of Stock Option Grant Notice-Non-Employee Director pursuant to the 2013 Equity Incentive Plan.
99.1.5(4)	Form of Restricted Stock Unit Grant Notice-Employee under the Blue Nile, Inc. 2013 Equity Incentive Plan.
99.1.6(4)	Form of Restricted Stock Unit Grant Notice-Non-Employee Director under the Blue Nile, Inc. 2013 Equity Incentive Plan.
99.1.7(4)	Form of Restricted Unit Award Agreement under the Blue Nile, Inc. 2013 Equity Incentive Plan.
_________________________________________

(1)
Previously filed as Exhibit 3.1 to Blue Nile, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2004 (No. 000-50763), as filed with the Securities and Exchange Commission on August 6, 2004, and incorporated by reference herein.

(2)
Previously filed as Exhibit 3.2 to Blue Nile, Inc.'s Current Report on Form 8-K (No. 000-50763), as filed with the Securities and Exchange Commission on November 9, 2009, and incorporated by reference herein.

(3) Previously filed as Exhibit 4.2 to Blue Nile, Inc.'s Registration Statement on Form S-1/A (No. 333-113494), as filed with the Securities and Exchange Commission on May 4, 2004, as amended, and incorporated by reference herein.

(4)	Filed herewith.